SUBSIDIARIES OF REGISTRANT                                         Exhibit 21

The subsidiaries of Mid-America Bancorp are listed below. Each of the companies with the exception of Bank of Louisville, F.S.B., which is a Federal Savings Bank organized under laws of the United States, is incorporated in the state of Kentucky.

        Bank of Louisville

        Mid-America Gift Certificate Company

        Mid-America Data Processing Inc.

        Mid-America Property Management Company

        MABC Leasing Company

        MAB Investment Group, Inc.

        Bank of Louisville, F.S.B.